Exhibit 11.1

Consent of the Independent Auditor

We consent to the use, in the Annual Report on Form 1-K of XY – The Persistent Company (f.k.a. XY – the Findables Company), a Delaware corporation, of our report dated April 30, 2019 on our audit of the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity/(deficit) and cash flows for the years then ended, and the related notes to the financial statements.

/s/ PKF, LLP
PKF, LLP

San Diego, California

April 30, 2019